Exhibit 99.1

Finisar Corporation
First Fiscal Quarter 2009 Financial Results Conference Call
September 8, 2008 5:00 p.m. ET
CORPORATE PARTICIPANTS
 Jerry Rawls
 Finisar — Chairman
 Steve Workman
 Finisar — SVP-Fin., CFO
 Eitan Gertel
 Finisar — CEO
CONFERENCE CALL PARTICIPANTS
 Subu Subrahmanyan
 Sanders, Morris, Harris — Analyst
 John Lau
 Jefferies & Company — Analyst
 John Harmon
 Needham & Company — Analyst
 Cobb Sadler
 Deutsche Bank — Analyst
 Ajit Pai
 Thomas Weisel Partners — Analyst
 Paul Bonenfant
 Morgan Keegan & Company — Analyst
 Sam Denegri
 Oppenheimer — Analyst
PRESENTATION

Operator
     Good afternoon. I will be your operator today. I would like to welcome everyone to the Finisar first quarter financial results conference call. Jerry Rawls, Executive Chairman of the Board for Finisar; Eitan Gertel, Chief Executive Officer for Finisar; and Steve Workman, Chief Financial Officer, will be hosting this call. All lines have been placed on a listen-only mode to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session and questions will be taken from analysts who follow the Company. (OPERATOR INSTRUCTIONS) Mr. Rawls, Mr.Gertel, and Mr. Workman, you may begin your conference.

Jerry Rawls - Finisar — Chairman
     Thank you. Good afternoon, everyone. We appreciate your taking the time to listen in on our conference call today. A replay of this call should appear on our website within eight hours. An audio replay will be available for two weeks by calling 800-642-1687 for domestic, or 706-645-9291 for international. Enter 59772319 for the conference ID number.
I need to remind all of you that any forward-looking statements in today’s discussion are subject to risks and uncertainties which are discussed at length in our annual 10-K and quarterly 10-Q SEC filings. Actual events and results can differ materially from these forward-looking statements. As you all know on August 29, we announced that we had closed the merger with Optium Corporation in a stock for stock tax free exchange. There is an interesting confluence of events surrounding the timing of this transaction, the results of Optium’s most recent fourth quarter and fiscal year which ended on August the 2nd, would normally be announced later in September with the completion of their annual audit. Now that the merger has been completed, there is no longer a requirement for Optium to file an earnings release or an annual 10-K SEC filing. And yet, the results of their latest quarter are important to understand as we outline our expectations for the combined Company for the upcoming second quarter ending in October. That quarter will include the results of Optium for two months of the quarter. So we invited Eitan to be with us here today to discuss their most recent quarterly results. Those results are also included as an additional information in today’s earnings release for Finisar. Keep in mind that the results for Optium are still preliminary and subject to the completion of their audit. We’ll get to Eitan a little later in the call.
In the meantime, I’d like to clarify our roles a bit. Eitan and I agreed to share Finisar’s top management job in the combined organization. We are now “two in a box” at the top of our organization chart. His title happens to be CEO and mine Chairman, but those titles don’t mean our roles are different. We understand this arrangement challenges us to avoid confusing our employees with conflicting instructions, but we believe we’re up to the task.
As a reminder, and for those listening in for the first time, we break down our revenues by distance and network application. For example, we designate as LAN/SAN those optical transceivers designed with VCSEL lasers for data center applications transmitting over less than 500 meters of multi mode fibers. The rest of our revenues from optic products are designed for longer distance applications and are referred to as Metro Telecom. These products transmit and receive signals over distances of up to 120-kilometers over single mode fiber. These applications can include multiple protocols such as ethernet, fiber channel or SONET SDH.
In the past we have broken out telecom revenues to underscore that growing part of our story but with the addition of Optium which is more telecom-centric, that breakdown makes less sense, especially given the common technologies used for these applications giving them similar gross margin profiles. We will continue to break out revenues for applications greater than 10 gigabits in our discussion of optics revenues. You can see a summary breakdown of our revenues by product group and applications by going to the Investor Relations portion of our website under fundamentals.
Now, returning to Finisar’s results for the first quarter of fiscal 2009, which ended on August the 3rd. Total revenues once again reached a record level of $128.7 million, up $7.7 million or 6.4% from $121 million in the previous quarter. Our original guidance for the quarter was for revenues of 120 million to $125 million. Both optics and network tools set new records as total optics revenues were up $4.4 million or 3.9% to $115.8 million, while revenues for network tools were up $3.3 million or 34.4% to $12.9 million. But it wasn’t just a record in terms of revenues. Non-GAAP operating income also set a record this quarter at $14.1 million or 11% of revenue.
Overall this quarter we saw strength for longer distance Metro telecom applications for both 10 gigabits and less than 10 gigabit applications. Also strong were the sales of VCSELs from our fab in Texas. And passive optical products such as isolators and interlevers from our factory in

Shanghai. This increase was partially offset by a slight downtick in revenues for 10 gig LAN applications from one particular customer.
Within optics, revenues for LAN/SAN for both 10 gig and less than 10 gig applications totaled $60.8 million. That’s down $1.9 million or 3% from $62.7 million last quarter. But I might add that that’s still up 23% from $49.4 million one year ago. Metro telecom revenues totaled $54.9 million for both 10 gig and less than 10 gig applications. That was up $6.4 million or 13% from $48.5 million last quarter. And up $8 million or 17% from our first quarter of last year.
Revenues for 10 to 40 gig products for all applications totaled $32.2 million, up $1 million or 3.2% from the $31.2 million last quarter, with the increase coming mostly from longer distance applications. Keep in mind that this was up 77% from $18.2 million one year ago. We think the outlook for continued growth for 10 gig and 40 gig applications looks promising, not only for next quarter but particularly in the last half of the fiscal year. And I’ll talk more about that later. It was exciting to see revenues for our network tools business unit set a new record of $12.9 million. You will recall that this part of our business has much higher gross margins than optics so it can move our bottom line pretty quickly. The $3.3 million increase in revenues this quarter was primarily related to new analyzer products which were recently introduced for 8 gig fiber channel, 6 gig SAS and SATA and 10 gig applications for both ethernet and fiber channel over ethernet.
At the same time, we should point out that we probably saw about $1 million in revenue last quarter from our NetWisdom product line for monitoring large SANs. We will not see a repeat of these sales going forward since we spun out this product into a separate entity known as Virtual Instruments during the quarter. Recall that this product requires a selling effort into the enterprise data center, which is quite different from the sale of most of our test equipment to OEMs for design and test applications. We believe the new Company will be better able to focus on this data center opportunity and make the required investments to make it successful. While it also sheds the operating cost associated with this business and that should improve Finisar’s bottom line.
As Steve will point out later, we exceeded our 15% non-GAAP operating margin target for the first time ever for our network tools business unit. For customers, we only had one 10% customer in the quarter, our top three customers accounted for only 29.5% of revenue, about the same as the prior quarter while our top 10 customers represented 55% of revenues, also the same as last quarter. Now I’ll let Steve walk you through the rest of the P&L and the balance sheet. Steve?

Steve Workman - Finisar — SVP-Fin., CFO
     Thank you, Jerry. Let me first address the charges that are not included in our non-GAAP results which are summarized in our reconciliation of GAAP and non-GAAP items in the press release. These charges totaled $6.9 million, of which more than 90% are non-cash charges including $3.1 million related to stock compensation expense, a non-cash charge of about $1.5 million related to the amortization of acquired technology and intangibles from previous acquisitions, a non-cash charge of a little over $900,000 related to the disposal of the NetWisdom product line and a non-cash charge of $1.1 million tied to the discount on the issuance of a convertible note in 2001. A complete breakdown of these charges are included in our earnings release.
I would add that the non-cash charge of $919,000 related to the sale of NetWisdom did not recognize any potential gain that’s might result from taking a minority position in Virtual Instruments since it is a startup. Including all of these charges under GAAP reporting, we recorded GAAP net income of $4.7 million or $0.02 per share, compared to a loss of $7.3 million or $0.02 per share one year ago. GAAP operating income was $8.4 million or 6.6% of revenue, compared to a loss of $3.7 million in the prior year. Gross profit was 38.4% compared to 30.6% last year.
Excluding these non-cash or non-recurring items, non-GAAP gross margins increased to 40% this quarter, compared to 37.4% last quarter. The increase reflects record revenues for our network tools business as well as a favorable product mix within optics as most of the increase from last quarter was comprised of higher margin products for Metro Telecom applications. Non-GAAP operating expenses of $37.3 million were up $1.7 million from $35.6 million last quarter, primarily due to R&D expenses which were up $1.1 million and G&A expenses which were up another $700,000. The increase in R&D primarily reflects increased project spending as opposed to the impact of any new hiring. The increase in G&A expenses are primarily related to accounting fees and outside project services, related in part to the Optium merger. I would also point out that included in G&A spending for our non-GAAP results is about $400,000 of litigation expense. That’s an item that can fluctuate greatly from one quarter to the next and has been over $1 million in some quarters.
In presenting our non-GAAP results, litigation expense has been handled differently by Finisar and Optium, whereas Optium has excluded these expenses in the past, Finisar has included them. The combined Company will continue to include these expenses in our non-GAAP results, but we will also highlight their magnitude for your information.
As Jerry mentioned earlier, non-GAAP operating profit reached a record of $14.1 million in the quarter, or 11% of revenue. That’s up 46% from $9.6 million or 8% of revenue last quarter. With $2.3 million in net interest and other expenses in the quarter and about $200,000 of cash related tax expenses, non-GAAP net income was $11.6 million or $0.04 per share, as compared to $7.9 million or $0.03 per share last quarter, and $3.7 million or $0.01 per share one year ago. And even if you subtract the charges excluded in the non-GAAP results, we were profitable on a GAAP and non-GAAP basis. Basic shares outstanding totaled 310 million in the quarter, diluted shares outstanding averaged 312 million. Total depreciation and amortization of $6.8 million in the quarter means our non-GAAP EBITDA exceeded $20 million while CapEx decreased to $5.6 million.
Our cash balance at the end of July represented by cash and short-term investments as well as certain long-term debt securities which can be readily converted into cash totaled $124.6 million, up $8.1 million from $116.5 million last quarter. That increase primarily reflects an influx of $20 million from a new five-year term loan from a bank in Malaysia and because we were not particularly impressed with our recent stock price, we decided to pay off the remaining balance of a convertible note issued in conjunction with the acquisition of AZNA in March 2007 totaling $12 million rather than convert that note by issuing shares. Those two transactions accounted for the entire increase in our cash balance for the quarter which means that other than these two transactions our net cash flow was roughly break even.
EBITDA less CapEx for the quarter of about $15 million was used to fund an increase of $9.2 million in accounts receivable and deliver $6 million in inventory. DSOs for the quarter came in at about 42 days, that’s up from 37 days last quarter, which was also unusually low while inventory turns ticked down slightly at 3.5 turns. And in terms of the quality of our cash balance, I would point out that we do not own any auction rate securities and we only own a very small percentage of the highest grade mortgage backed securities and we do not see any indications of impairment with respect to any of our money market instruments.
With respect to our borrowing arrangements with Silicon Valley Bank, just a reminder that we entered into an agreement with Silicon Valley Bank in March 2008 to increase our available line of credit to $70.5 million. Under that credit arrangement, Finisar has access to a $50 million secured line of credit in addition to $10 million under a non recourse receivables purchase agreement and $10.5 million under a letter of credit reimbursement agreement. The new credit arrangement may be used for general corporate purposes including a reduction in the Company’s outstanding convertible notes. As of the end of July, the Company had utilized approximately $5 million under the non recourse receivables purchase agreement and had letters of credit totaling approximately $9 million under the letter of credit reimbursement agreement. We have not drawn under the new secured line of credit.
If you consider the additional cash that will come with the merger with Optium and our ability to generate cash going forward, we believe we can handle paying off the remaining balance of our 5.25% convertible notes total $92 million in October of this year without any problem and this excludes any drawdown on the unused $50 million secured credit facility at SVB or any additional capital equipment financing that we might elect to pursue. At this point, I’ll turn the call back to Jerry.

Jerry Rawls - Finisar — Chairman
     Thanks, Steve. Before turning to guidance for next quarter, I think it probably makes sense to first understand Optium’s financial results for their fourth quarter. Eitan, perhaps can you walk us through some of the highlights for the quarter.

Eitan Gertel - Finisar — CEO
     Thank you, Jerry and thank all of you for joining us today. Revenues for Optium’s fourth quarter were $47.2 million, setting another revenue record for the Company. Compared to the same quarter one year ago, revenues increased 76.3%, reflecting the continued strong growth trends we have experienced throughout the year, but also the impact of an unusually low fourth quarter in fiscal ‘07. As communicated on our last quarterly conference call, our expectation was for revenues to be in the range of $47 million to $49 million for the fourth quarter. Looking more closely at the quarter’s revenue by product line, all the product lines experienced growth year-over-year. 10 and 40G revenues grew approximately 71% year over year. As a reminder 10G was the primary hit in Q4 of last year accounting for a portion of this exceptionally strong growth. 40G alone grew to $2.7 million from slightly over $200K in Q4 of fiscal year ‘07.
Revenue from our WSS ROADM and Circuit pack products ramped to $8.6 million in Q4 as compared to $1.9 million for the same period a year ago. Revenues from our analog and cable TV product area grew by about 15% year-over-year. Sequentially, revenues continued to show improvement in product mix, customer mix and overall growth in revenues increasing 4.9% from prior quarter. In the 10 and 40G which represents 65% of our revenue mix in the fourth quarter, sequential growth of 8.1% continue to be driven by strong trends in pluggable and 300 pin tunable. In fact, both of those products are experiencing record growth for the fourth quarter. New products such as small form factor tunable as well as new customer opportunities in pluggable optics are contributing to our success. 40G also continues to ramp according to our growth plans.
Our original expansion target for fiscal 2008 was for 40G to comprise 5% of the total revenue mix in Q4. Accelerated R&D investment such as those contributing to the full production of DPSK 300 pin solution helped us exceed that goal with 40G revenues reaching 6% of the total revenues during the fourth quarter. Revenues from WSS ROADM and ROADM Circuit Packs reached 18% of revenues during the fourth quarter growing by 3.3% sequentially. Demand for our LCoS based WSS ROADM continued to be very strong especially for our 1X9 50 gigahertz WSS which continued to ramp during the quarter. Sequential growth was somewhat hindered in Q4 in the ROADM line card area, due to a customer request for a firmware change late during the quarter.

During the quarter we also completed the transfer to our new 30,000 square foot facility in Australia where we are gearing up capacity for both our 100 gigahertz and 50 gigahertz platform. Analog and cable TV product revenues declined 4.2% sequentially. As a general reminder, due to the timing of system deployment and high cable TV customer concentration, revenues can fluctuate quarter-over-quarter. This product area, the majority of which is linked to Cisco Scientific Atlanta, continued to be very healthy.
From a customer perspective, we had three 10% or greater end customers that represent 58.1% of our total revenue in the quarter. Our top five customers accounted for 73.2%. While we don’t disclose who these customers are on a quarterly basis, we have provided this information annually. For the full fiscal year 2008, our 10% or greater end customers were Cisco, primarily through Scientific Atlanta, Tellabs, Ericsson and Alcatel-Lucent. Our customer diversification effort this year continued to build momentum with 11% of our Q4 revenues derived from new fiscal year ‘08 customers. GAAP net loss for the quarter was $2.6 million or $0.10 per share. On a non-GAAP basis, which excludes stock-based compensation, patent litigation costs, Finisar merger transaction expenses and other non-GAAP adjustments, we reported net income of $1.1 million or $0.04 per diluted share.
On a sequential basis, lower gross margin driven largely by a record high mix of access XFP product in the quarter, pressured our non-GAAP net income in the quarter. This is one area where we intend to take full advantage of Finisar global manufacturing capability as we focus on optimizing manufacturing utilization and capacity globally. Operating expenses increased roughly $900K from Q3 to Q4, just slightly above our sequential increase of $700K we had anticipated.
In summary, this was a strong year for Optium. Revenues of $169 million grew 34.4%, exceeding our own target established at the beginning of the fiscal year. Operationally, we built two entirely new product lines: 40G and ROADMS, two of the strongest and broadest product lines in the industry. These capital and operational investments will provide Finisar with a powerful platform for capturing the high growth trends in the optical communication market. We also made significant progress in gaining new customers around the world. An effort that I believe is only at the early stages in terms of opportunity. We expect activity with these new customers to continue to develop in the coming quarters. And as we continue to leverage the strength of an even stronger product portfolio as a combined Company.
From an integration standpoint, with little product overlap and two best in breed manufacturing models, Optium and Finisar are a great combination. Together, we can build a powerful organization with unmatched product line and resources dedicated to high growth markets, manufacturing efficiency and technology leadership. And now, I’d like to turn the call back to Jerry.

Jerry Rawls - Finisar — Chairman
     Thank you, Eitan. I want to avoid talking about Finisar and Optium as though we are two Companies. We are now one Company with a greatly expanded portfolio of products. At the same time, because our second quarter will only include the results of Optium for part of the quarter, we’ll make an exception this time.
We are very enthusiastic about the outlook for our combined Companies. We see strong growth, particularly in the second half of our fiscal year, which starts in November. That enthusiasm comes from the fact that both Optium and Finisar are engaged in a large number of new product qualifications at many customers for both data center and telecom products. These quals will drive additional revenue growth for us. While we believe we are making excellent progress in those quals, the exact timing of completion is always difficult to predict.
Before I lay out guidance for the upcoming quarter, I want to make sure those listening in for the first time understand how this industry has changed over time with respect to the supply chain. We now realize more than half of our revenue from just in time inventory hub pulls. This means we don’t recognize revenue until our customer pulls products from our inventory hub, physically located at their factory. That hub pull represents real production demand on their side. In that regard, it’s not like 2001 when finished goods were getting piled high at our customers. Since we own the inventory, we have better visibility of inventory in the system. And while a traditional view of visibility is related to purchase orders in backlog, this just in time inventory system forces us to interact more closely with our customers, to better understand their demand environment. So when we say something based on “customer interaction”, we mean we are more deeply involved with our customers than ever before, not only with demand forecasts for our products but also with product road map definitions. Overall, our customers are optimistic about the next several quarters. There are some that are more optimistic, but overall, we expect our data center and telecom product sales to increase this fiscal year.
Our guidance for the upcoming quarter with Optium is for combined revenues of $156 million to $167 million. How do we get there? First, we see network tools revenues of $11 million to $12 million. While that’s down slightly from $12.9 million last quarter, we should remember that we received about $1 million of non-recurring revenue last quarter from the sale of NetWisdom products. We should see optics revenues ranging from $145 million to $155 million. That includes a contribution of approximately $35 million from Optium. Now, for those trying to calculate what that means for a full quarter, let me save you the time. That assumes a full quarter of about $50 million in revenue for Optium, up from $47 million last quarter. With respect to the rest of Finisar’s optics business, considering that $115.8 million we saw last quarter included strong component revenues that may not reoccur, we think revenues for next quarter will be at a similar level before increasing once again in the last half of the fiscal year. I’ll now turn it over to Steve to provide a little more color on the profit and loss statement. Steve?

Steve Workman - Finisar — SVP-Fin., CFO
     Thank you, Jerry. Without breaking out Finisar and Optium, I’m going to comment on our guidance with respect to non-GAAP results first. Remembering that gross margins are initially lower for Optium products than that of Finisar, gross margins next quarter should be approximately 36%, plus or minus a point. Operating expenses which totaled $37.3 million last quarter will rise to approximately $46 million with about $25 million in R&D, $10 million of sales and marketing and $11 million in G&A. That reflects operating expense levels for both companies that are about flat for R&D and sales and marketing on a run rate basis with a slight increase for G&A expense due to increased litigation expense, reflecting the fact that some of these expenses were previously excluded. The impact of synergies on operating expenses in the merger will begin to kick in starting in the third fiscal quarter ending January.
That would translate to an operating income that is on the order of $12 million to $13 million. Net interest and other should decline next quarter as we pay off the 5.25% convertible notes which should bring our combined net income to somewhere in the range of $11 million to $12 million and $0.03 per share based on additional shares outstanding with the Optium merger. With respect to our results according to GAAP for next quarter, normally I would expect to see approximately $7 million to $8 million in non-cash charges that will be excluded from our non-GAAP results. However, we will encounter additional charges next quarter, primarily non-cash, associated with the valuation of Optium. That valuation exercise will result in a one-time non-cash charge for R&D in process as well as ongoing additional amortization associated with the value of intangible assets including current technology and customer relationships.

We may also record potential restructuring charges. And while still subject to considerable guesswork, those charges could total an additional $8 million to $10 million, although, again, the vast majority of those charges will be non-cash. Combined with the charges we would normally see excluded from our non-GAAP results would mean a GAAP loss for one quarter before returning to profitability in the following quarter. Our combined ending cash balance for the second quarter ended October should be in the range of $65 million to $70 million, following the $92 million repayment of the 5.25% convertible note. That reflects a slight increase in cash from the former Finisar operations along with a slight decrease for Optium which includes the payout of additional purchase consideration of about $5 million to the former shareholders of a previous acquisition by Optium that was triggered by this merger. Keep in mind that this also again excludes any drawdown under the Company’s $50 million secured credit facility or any additional capital equipment financing that we might undertake. Jerry?

Jerry Rawls - Finisar — Chairman
     I would like to reiterate that we think the benefits of the merger with Optium are considerable, given our core strengths in enterprise storage and networking and Metro ethernet combined with Optium’s core strengths in long haul telecom and CATV. With little product overlap we now have one of the broadest product portfolios in the industry. One that addresses the highest growth segments of the optical communications market. The merger will also combined Finisar’s vertically integrated low cost manufacturing capabilities with Optium’s mass customization expertise to create a formidable supplier with a broad range of capabilities to offer customers.
Our current thoughts on the cost and expense synergies to be realized following the merger are mostly unchanged. Regarding post merger cost and expense synergies, we continue to believe that we will achieve savings on the annual run rate basis of $10 million to $15 million per year at the end of our first year as a combined Company. Additional savings are likely in the second year. We also expect to see revenue synergies from offering customers a broader product line.
In the near term, we think the enterprise business continues to hold up well and while there may be pockets of slowness within telecom, our successful completion of a number of new product qualifications and the ongoing penetration of a fast growing 10 gigabit and 40 gigabit market should translate to an exciting period of growth through fiscal 2010 and beyond. Some of those new product qualifications include more than a dozen 10 gigabit products at 40 different customers. Our latest generation of 40 gig client side transponders being qualified at nine different customers. 1 gig, 4 gig, 8 gig transceivers, we’ve got six new products at a dozen customers. And GPON transceivers are under qualification at three customers. New product introduction drives our revenue. Eitan?

Eitan Gertel - Finisar — CEO
     On the Optium side, we have at least a dozen ROADM products for both 50 gigahertz and 100 gigahertz versions for eight different customers plus a new generation of our 40G line side and client side products which are being qualified at seven customers worldwide.

Jerry Rawls - Finisar — Chairman
     Thanks. You will hear us talk about other new products at our upcoming Analyst Day event in New York on October the 7th. We will also provide our view of the next fiscal year and for our combined Company. The Analyst Day meeting will be in New York at the Metropolitan Club on October 7, and for more details and to RSVP for the event you should go to our Investor Relations page on our website. We will also be webcasting the event. With that I would like to open it up to questions.

QUESTION AND ANSWER

Operator
     Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. (OPERATOR INSTRUCTIONS) Your first question is from the line of Subu Subrahmanyan with Sanders, Morris and Harris Group.

Subu Subrahmanyan - Sanders, Morris, Harris — Analyst
     Thank you. Just to clarify, if you added that $15 million in revenues for the full quarter at the midpoint, you’re suggesting that the combined Company revenues would be relatively flat from the July quarter, if I’m understanding that right. Jerry, I know you said you’ll talk more about the full fiscal year later. But should we start seeing the growth start to happen in the January quarter going through the April quarter based on the timing of the new products you’ve introduced?

Jerry Rawls - Finisar — Chairman
     Yes, I think that’s right. Our expectations for the next quarter are that it’s going to be okay. It may grow a little bit. It may be — it’s a modest growth in the next quarter, if any, but we expect the second half of the year to be quite strong. Again, it’s all about new products driving our growth.

Subu Subrahmanyan - Sanders, Morris, Harris — Analyst
     And in terms of color on the new products, driving growth between the storage side having stayed strong and several new product introductions in the telco side would you expect a good mix of those two or is it primarily the telecom side products that you think are going to drive that growth?

Jerry Rawls - Finisar — Chairman
     Boy, it’s a whole bunch of things. But I would guess that an awful lot of it would come from telecom. I mean, I would say that there’s a large number of products that are at 10 gigabit Ethernet and that is the fastest growing segment of the networking segment and we have, good golly, I don’t know, a dozen products at least there that are being qualified right now. So I would say we’re going to get an important contribution from both networking and from telecom. But the really exciting stuff that Optium is doing with their ROADMs, the WSS, and their 40 gig with the DPSK that Eitan was talking about earlier, I think are very exciting for fourth quarter and for next year.

Subu Subrahmanyan - Sanders, Morris, Harris — Analyst
     And Steve, would you give us a combined full quarter expense run rate for the combined Company, so the $10 million to $15 million annualized lower OpEx you’re talking about we would have a baseline to work off of, and what the combined level should be to where it should go to?

Steve Workman - Finisar — SVP-Fin., CFO
     For operating expenses? For a full quarter you’re saying?

Subu Subrahmanyan - Sanders, Morris, Harris — Analyst
     Yes.

Steve Workman - Finisar — SVP-Fin., CFO
     I think you’re probably looking at getting somewhere in the neighborhood of $50 million, probably for both Companies on a full quarter run rate basis.

Subu Subrahmanyan - Sanders, Morris, Harris — Analyst
     Then something of the order of $3 million to $4 million reduction from there over the next 12 months?

Steve Workman - Finisar — SVP-Fin., CFO
     Well, we’re not going to get into guidance just yet. We’re going to hold off until the Analyst Day event. So I don’t want to talk too much about the future, we’re going to size that up on October 7.

Subu Subrahmanyan - Sanders, Morris, Harris — Analyst
     Got it. Thank you.

Operator
     Your next question is from John Lau with Jefferies & Company.

John Lau - Jefferies & Company — Analyst
     Great. Thank you. Congratulations on the completion of the merger. Steve, you mentioned something that was — and Jerry mentioned something that was interesting, in terms of your hub arrangements, I guess. Can you tell us again and review that. You mentioned that it was 50% of revenues and do you believe that that will increase or decrease going forward or stay stable? Thank you.

Steve Workman - Finisar — SVP-Fin., CFO
     Yes, I think that was closer, like 55%, over 50% and it’s probably going to continue to increase going forward. Don’t know exactly where we’re headed there, but I mean, it’s going to continue to grow for a little while. I mean, it may go to 70% or something like that over time.

John Lau - Jefferies & Company — Analyst
     Okay. And do you believe that that’s one of the factors that might be a drag for the quarter as part of that revenue shifts away from bookings and over to a turns business or does that really not factor into the quarter on a total aggregated basis?

Steve Workman - Finisar — SVP-Fin., CFO
     I don’t think it factors into the quarter. It’s certainly a healthier way of doing business. You’re subject to I think greater fluctuations under the old way of doing things, if you will. I think this is a better way of conducting business, certainly. And it does force us to work closer with the end customer, in this case or the systems manufacturer. So there’s more cooks in the kitchen but requires more effort on our part to make sure we’re all on the same page with respect to demand, in the near term.

John Lau - Jefferies & Company — Analyst
     And I guess my final follow-up is that given that hub arrangement, have you seen any specific weaknesses or changes in what the customers were pulling over the course of just maybe recently, in the last couple weeks or a month or so, have there been any major changes to you?

Jerry Rawls - Finisar — Chairman
     No. We haven’t seen that. Now, remember that most of our hub arrangements are with OEMs who build networking equipment and so, as a result, I mean, I know there have been some guys in the telecommunications equipment sector who have reported some softness in their business but most of the hubs that we have are in sort of the ethernet, storage networking sector.

John Lau - Jefferies & Company — Analyst
     Great. All right. Thank you very much.

Operator
     Your next question is from the line of John Harmon with Needham & Company.

John Harmon - Needham & Company — Analyst
     Hi, good afternoon.

Jerry Rawls - Finisar — Chairman
     Good morning, afternoon, John.

John Lau - Jefferies & Company — Analyst
     Good whatever. I was wondering if you could give us some more of the details of your integration plan? You talked before about the revenue overlap, I think just being $4 million. But in terms of product overlap, you overlap now on ROADMs with your investment in Nistica, on 40 gigabit transponders, and on SFPs, sort of what you plan to do with those product lines?

Jerry Rawls - Finisar — Chairman
     Well, John, I — let’s see — integration. First of all, overall, I think it’s going quite well. We don’t quite have our computer systems linked up but we have all of our communication systems linked up and the Oracle systems are scheduled to go live at the end of this month. But we’ve got teams in place and they’re working the elements of making sure that we can transact business, keep track of it, enter orders and bill customers and do our accounting all on a unified Oracle system and it’s about three weeks from now so we’re doing well there. With respect to product lines, we are working and I don’t know that we’re ready to make announcements yet because the first ones to hear about it will be customers, but we’re working to rationalize the very small areas of overlap that we have between the two Companies and it’s really only in XFPs that we have some overlap. And we’ll — first of all, we will migrate our product line to the most efficient platform, the one that provides the best value for the customers and the best performance as well as the cost structure for our manufacturing. But we’re well on the way there.
With respect to the rest of the organization, I think we’ve got people in place and teams that are working, trying to go to move manufacturing to places where we can increase capacity. I think that’s one of the exciting things about Optium, is that with the growing segments that they participate in and the new products that they’re introducing, one of the real problems they have to face is capacity buys. So we being able to supply capacity in Malaysia and in Shanghai alleviate some of that pressure. Eitan, you got any other thoughts?

Eitan Gertel - Finisar — CEO
     I think the other thing to remember is our ROADM product line is not overlapping with anything by Nistica. Nistica is an investment for Finisar. So we don’t see any overlapping coming from there. And as you talked about overlap on XFP and other things, I mean, we just have to choose the best way and the most beneficial product from the point of view from the Company to make it. But as far as overlapping product lines, we keep serving our customers and we’ll figure out where are they going to be made.

John Harmon - Needham & Company — Analyst
     Okay. Thank you. And a second question about your network tools business, I think you guided for greater than $10 million you did almost $13. Did things just line up correctly with these several new product categories, start shipping within the quarter and your guidance would suggest that the business generally goes kind of flattish, is this sort of the steady state level now, about $12 million a quarter?

Jerry Rawls - Finisar — Chairman
     Well, we think the steady state level of the business is definitely increased and again, it’s all about new product introductions and it’s about acceptance of those new products by customers in a broad segment of geographic areas. Our new 6 gig SAS and SATA products are targeted at storage but it’s a much broader spectrum of storage customers than we previously served with only our fiber channel analyzers. All the talk about fiber channel over ethernet and plus 10 Gigabit Ethernet, we have a lot of new analyzers that we were able to sell sort of in traditional markets. So I think we’ve moved network tools to a new plateau, but as we pointed out in the call, we have to take $1 million off the top line because we spun that NetWisdom part of the business out. So, generally, we’re really quite optimistic. I mean, the guys in our network tools part of the business are really pumped up. They had a wonderful quarter, terrific acceptance of new products by customers and obviously they hit the 15% operating margin target.

John Harmon - Needham & Company — Analyst
     Okay. Thank you. Just one quick one, lastly, if I may. I think you said your VCSEL business was quite strong. Any particular reason or any particular product or customer segment that’s coming from?

Jerry Rawls - Finisar — Chairman
     No, I wouldn’t point to anything particularly that is a new or exciting there. It is existing customers, some of it has to do with demand on their side, but I — and some of it — I don’t think I could — some of it is 10 gigabits and some of it is less than 10 gigabits but I think the nice thing is we got some sizable orders from several big customers and it ended up being a quarter that was very pleasant for us.

John Harmon - Needham & Company — Analyst
     Thank you very much.

Jerry Rawls - Finisar — Chairman
     But we can’t predict that every quarter in that business.

John Harmon - Needham & Company — Analyst
     Thank you.

Operator
     Your next question is from Cobb Sadler with Deutsche Bank.

Cobb Sadler - Deutsche Bank — Analyst
     Hey, guys. I had a quick question on SFP plus in particular. I think some of your competitors saw some — from one major customer saw some weakness in the quarter. Can you talk about how SFP plus tracked for you?

Jerry Rawls - Finisar — Chairman
     Well, I think we mentioned in there, one of the soft spots we had in 10 gig was with a particular customer and so I think you might — could line those up. But overall SFP plus if we exclude one customer, it was good. We had increased sales, new qualifications. We did well.

Cobb Sadler - Deutsche Bank — Analyst
     And do you think that customer, do you think it’s kind of temporary or do you think it might be multi-quarter scenario?

Jerry Rawls - Finisar — Chairman
     They think it’s temporary. But I have to believe it’s temporary. So I don’t know.

Cobb Sadler - Deutsche Bank — Analyst
     Got it. The movement to 8 gig fiber channel, a lot of talk about fiber channel over ethernet, probably more in ‘09. I guess what does that mean for your business? The fiber channel stuff has traditionally been lower margin with 10 gig ethernet being a little bit higher margin and looks like you’re kind of hedged to whatever happens there. From a margin perspective, fiber channel or ethernet takes off, what do you think it means for your margin profile? And that’s it, thanks a lot.

Jerry Rawls - Finisar — Chairman
     I don’t think it affects us a lot. I think we’re well-positioned, whether for those big storage installations, whether it’s 10 gigabits or whether it’s 8 gigabits, there’s still going to be optical connections and most of — most or all of the connections will be optical and I think that’s all we care about. So I think we’re well-leveraged there. I think we have a really strong position in the fiber channel over ethernet test market so we’ve done a really good job there. And I think it’s too early to predict exactly which horse is likely to come out on top between 8 gigabit fiber channel or the 10 gig FCOE.

Cobb Sadler - Deutsche Bank — Analyst
     Thanks a lot.

Operator
     Your next question is from Ajit Pai with Thomas Weisel Partners.

Ajit Pai - Thomas Weisel Partners — Analyst
     Yes, good afternoon.

Jerry Rawls - Finisar — Chairman
     Good afternoon, Ajit.

Ajit Pai - Thomas Weisel Partners — Analyst
     A couple of quick questions. The first one is going back to the margin structure of the Company. You delivered some pretty incredible gross margins in this quarter but next quarter you’ll have partial impact of Optium and then the quarter after that you’ll have the full impact so that’s probably two quarters of declining gross margins. Then most of your growth you’re talking about being driven by new products. Can you help us understand the new products at low volumes, what the impact on the corporate average gross margins is and how quickly do you expect them to reach and exceed current gross margin targets?

Jerry Rawls - Finisar — Chairman
     Well, generally new products have higher gross margins than mature products do. Because we typically are early to market with our products and when you’re selling products to early adapters, generally the margins are better.

Ajit Pai - Thomas Weisel Partners — Analyst
     So would it be fair to expect that the January quarter you could actually have gross margins that are higher than the October quarter?

Jerry Rawls - Finisar — Chairman
     Yes, I think that’s possible. I think it is possible. I think one of the things you’ve got to — as we go forward as a combined Company, we’re going to have — let’s see. January quarter, versus October, we’re going to have more of Optium in our results. So that’s a negative. But on the other hand, we’re going to also have new products that will be introduced and I think that’s a positive and we’re also working on combining our supply chain operations and I think we’ll have a lot of benefit that will come from that. I’m not sure by that quarter where we’ll have any of components or parts from an Optium subsystem that will actually be built in a Finisar factory yet, but maybe. Steve you got any idea on margin?

Steve Workman - Finisar — SVP-Fin., CFO
     Yes, I think — I think for the third quarter ended January, you may be looking at a — it may tend to be flattish still at that point. Of course, you’re talking to someone in finance who likes to be more conservative. So, that’s where I’m going to be coming from anyway. But I think it’s going to be more flattish. I think it’s probably Q4 when I would be a little more confident about an uplift in that regard.

Ajit Pai - Thomas Weisel Partners — Analyst
     Got it. And in terms of the pricing environment that you’re looking at, just given some of the volatility that you’re seeing and end market demand, especially since now there’s a lot that’s going through directly, the supply chain’s much tighter, do you see current pricing trends prevailing, like what are you modeling in terms of year-over-year price declines in the next three to four quarters?

Jerry Rawls - Finisar — Chairman
     I honestly don’t know exactly what is built into the pricing models for the next three or four quarters. If I did, I’m not sure that I would feel comfortable sharing that. My competitors might be listening.

Ajit Pai - Thomas Weisel Partners — Analyst
     Got it.

Jerry Rawls - Finisar — Chairman
     I will tell you that, if you look at our gross margins for the quarter and yes, part of that was because of the increased sales from our network tools business, and the higher level of revenue, but part of it was really strong performance out of optics. And our margins there were really quite good as well. So our margins are doing fine in an environment where prices continue to come down but what we have to do is, through volume and through efficient supply chain be able to drive our cost down faster than the prices come down and also introduce a steady stream of new products that we can generate higher margins.

Ajit Pai - Thomas Weisel Partners — Analyst
     Got it. And then when you’re looking at — I think you talked about pockets of weakness in telecom. Could you very broadly sort of classify those pockets of weakness, either by the segment of the network or, even more specifically by geography perhaps?

Jerry Rawls - Finisar — Chairman
     I can’t. But maybe Eitan, you want to talk about that?

Eitan Gertel - Finisar — CEO
     I don’t think we have seen it worldwide. We’ve seen some of it in the US but it’s very specific to specific customers, so on a continual basis we are adding more customers worldwide, we’re launching our new products on a regular basis and when one customer we see some softness on the other side we see some strong performance from other customers. So I can’t tell you that I see a trend which is across the board. We don’t see that.

Ajit Pai - Thomas Weisel Partners — Analyst
     But were there a specific sort of geography that are showing greater weakness than others that was unexpected?

Eitan Gertel - Finisar — CEO
     I can’t point to one that was a big surprise to us. I mean, so I said, all in all, it’s some softness in some customers and maybe one end customer is affecting one or two of our customers. But on the other hand, like I said, there’s another set of international customers who are picking up business in other places so all in all on average we feel pretty comfortable.

Ajit Pai - Thomas Weisel Partners — Analyst
     Got it. Thank you so much.

Eitan Gertel - Finisar — CEO
     Thank you.

Operator
     Your next question is from Paul Bonenfant with Morgan Keegan & Company.

Paul Bonenfant - Morgan Keegan & Company — Analyst
     Yes, hi, thank you. Just a couple of quick questions of clarification, first. You mentioned a $20 million cash infusion in the quarter and I’m wondering why you felt that was necessary, given your cash position coming into the quarter? And just wondering if you could tell us why you chose not to break out telecom revenues this quarter? I can understand how you might recast your segment reporting for the new Finisar, but we’re talking about I guess this is organic Finisar in the July quarter. Why not break those out for us?

Steve Workman - Finisar — SVP-Fin., CFO
     Yes, so, I mean, I think we indicated before we were going to be looking to get a term loan and end up with cash of $65 million to $70 million. That’s not exactly a war chest. I think more cash is better. I would rather have the cash here as opposed to just depending on a line of credit, which we can dip into and out of if we want to. So we elected to go after that and at the same time we paid down the convertible note as I mentioned with AZNA instead of converting that to shares. So with respect to splitting Metro and telecom, at some point here you have to draw a line and it’s how much information do we want to divulge to our competitors as well. I don’t think investors are really missing anything if we combine Metro and telecom. The reason we broke it out before is to underscore that telecom was really a growing part of our story and we wanted that to be communicated. I think going forward though, it makes less sense to break it out. And the technologies that are used in most cases are very similar for those types of applications.

Ajit Pai - Thomas Weisel Partners — Analyst
     Okay. Fair enough. I know we’ve heard a lot of questions on the gross margin and the operating margin but I can’t help myself. The numbers that you put up this quarter, 40% gross margin, 11% operating margin, how sustainable are these in your view, in building the blended model for the combined companies for the current quarter, it seems like implicit in the guidance is somewhat of a downtick in your — at least your organic gross margin? And I’ll come back for a question on Eitan on Optimum.

Steve Workman - Finisar — SVP-Fin., CFO
     With respect to gross margins, I think we’re — we’ve got some work to do in order to bring some of the products that Optium has, to elevate those gross margins over time. I think the product mix that they’ll be delivering over a period of time, will help get that gross margin back up to the high — certainly the high 30s. At the end of the day, the — a lot of these synergies are really on the OpEx side and I think if we take a look at the operating margin level where we had 11% this quarter, it’s probably fair to say we’re going to take a hiatus here for a couple of quarters. It’s going to dip a little bit before we get back, and maybe as we exit the fiscal year, we’ll get back to close to where we are now or do better.

Jerry Rawls - Finisar — Chairman
     A lot of that has to do with our network tools part of our business. They have really excellent margins and they had really such a good quarter and I think the fact that we take a million off of their revenue base next quarter by the sale of NetWisdom, I think, is something that we have to recover from. But I will tell you that our team in network tools is very optimistic about their business and they’re doing really well and they could surprise us and margins could be the key for us being able to hold the 40% margins on an organic at Finisar has a lot to do with the networks tools performance.

Paul Bonenfant - Morgan Keegan & Company — Analyst
     On the Optium side, the gross margins this quarter are the lowest that we’ve seen in a while. I’m wondering, I apologize if you addressed this during the prepared remarks, but what were the principal causes for the downward pressure and how quickly do you think you can reverse the trend that we’ve seen over the last couple of quarters?

Eitan Gertel - Finisar — CEO
     So we said, Paul, there were two drivers for this thing. One thing is the very high growth of XFP quarter-over-quarter, which generally was over 30% quarter over quarter from Q3 to Q4 and the percentage of the more XFP we’re doing actually carries the lowest gross margin on 10G. And we said one of the things we’re going to benefit from with this merger is being able to produce those SFPs the same way it’s done by Finisar and to improve the gross margin or lesser the impact it has on the overall gross margin. The second thing is we had requested from a customer to change some firmware which is related to our line card, not the WSS itself but the line card that goes with the WSS to the customer. And that was too late in the quarter. So if we had a big portion or a fairly significant portion of revenues stay in house because we just didn’t have capacity to get it out in time, and that impacted our gross margin. Basically you have all the costs but you didn’t have the revenue associated with it. So those two things combined hurt our gross margin.

Paul Bonenfant - Morgan Keegan & Company — Analyst
     Okay. And just one follow-up, Eitan, if I may. You talked about having ROADM revenues about 18% of sales. I think that fell just slightly short of the target of hitting 20% exiting your fiscal year. And also, on the new customer side, I think you registered about 11% in Q4. This was only up slightly from 10% and again I think a little bit short of the goal of around 15%. I’m wondering, are these related? Did you see a, maybe a lessening of demand in Asia or other places or are these completely uncorrelated? And if so I guess it’s two answers.

Eitan Gertel - Finisar — CEO
     Yes, it’s two answers, you’re right. They’re not related. One of them on ROADM is like I said the line card delay, as we said on the firmware issue, was the impact of reducing the contribution from the ROADM business to overall revenue. If we would have shipped that quantity on time if we were able to, if we had the capacity to actually process that change and get it out the door, we would be on our target or slightly ahead. I think the second question is the mix of new customers. So we saw during Q4 slightly sluggish performance in the Far East. We think this was only related to that quarter. It’s something which is not indicative of the future, but that was the impact of the percentage of the overall new customers.

Paul Bonenfant - Morgan Keegan & Company — Analyst
     Okay. And if I can just squeeze in one last one for Steve. Do you have a ballpark for shares outstanding for the denominator for the current quarter?

Steve Workman - Finisar — SVP-Fin., CFO
     Hang on one second. Let me — you mean for the upcoming quarter?

Paul Bonenfant - Morgan Keegan & Company — Analyst
     Yes, for your October quarter.

Steve Workman - Finisar — SVP-Fin., CFO
     On a prorated basis it’s going to come in somewhere between — somewhere around 427 million , something a little south of 430

Paul Bonenfant - Morgan Keegan & Company — Analyst
     Okay. Thank you very much for taking my questions.

Operator
     Your next question is from Sam Dubinski with Oppenheimer.

Sam Denegri - Oppenheimer — Analyst
     Hey, guys. Just a couple of quick questions. Could you just break out the 10G portion of your revenue for LAN and also the 10G portion for Metro and telecom in aggregate?

Steve Workman - Finisar — SVP-Fin., CFO
     Yes, hang on one second. Let me — let’s see. For the first quarter, we had a total of $32.2, the LAN/SAN pieces or the LAN piece was $10 million and Metro telecom was $22.2.

Sam Denegri - Oppenheimer — Analyst
     $22.2. Okay. And then just on the Optium side, just housekeeping, what was the cable revenue this quarter?

Steve Workman - Finisar — SVP-Fin., CFO
     That was about $7.6 million.

Sam Denegri - Oppenheimer — Analyst
     Okay. And then on the optics side of the business—?

Steve Workman - Finisar — SVP-Fin., CFO
     I should have said $8 million.

Sam Dubinski - Oppenheimer — Analyst
     On the Optium side of the business, next quarter, should we assume that you guys are shipping to capacity in ROADM and should we expect capacity expansion throughout the year or are you guys sort of digesting capacity right now?

Eitan Gertel - Finisar — CEO
     I think it’s a combination of things. I think first of all, we have two main lines, many, many products but two main lines running in Australia right now. One is the old 100 gig platform which has many products associated with that from a low port count to a very, very high port count. The second one is 50 gig platform which we just got into full production a few months ago and is ramping capacity all the time. As we said before, we got to our 1,000 device in the quarter capacity last quarter, and I think in the March through April time frame and we — as we moved to our new building, where we keep raising capacity on the 100G. But the largest capacity growth you’ll see is where we see very, very strong demand to ramp our capacity and that’s in the 50G — 50 gigahertz based ROADM with 1X9 high port counts.

Sam Dubinski - Oppenheimer — Analyst
     On the Finisar side, for below 10G revenue, how should we think about less than 10G revenue on things like SFP plus ramp. Maybe just give directionally on sort of a one or two year basis how you think that business will trend? Will it be a growth segment? And I have one last follow-up question.

Jerry Rawls - Finisar — Chairman
     We think it’s going to be a growth segment. We think that 8 gig fiber channel is going to take over where 4 gig fiber channel was and we think that the overall growth in the storage business continues to be strong and we think that that’s a trend that is with us for a very long time.

Sam Dubinski - Oppenheimer — Analyst
     Yes, I guess my question should probably be stated differently. What’s the penetration of 8 gig fiber channel today?

Jerry Rawls - Finisar — Chairman
     It’s pretty low.

Sam Dubinski - Oppenheimer — Analyst
     It is low.

Jerry Rawls - Finisar — Chairman
     Yes.

Sam Dubinski - Oppenheimer — Analyst
     And just housekeeping on the tax rate for the combined Company, this year and next year?

Steve Workman - Finisar — SVP-Fin., CFO
     I think it’s going to still be in the — pretty low in the range of 3% or so. You’ve got to have three years of GAAP profitability before you start re-evaluating that allowance that’s set aside for deferred tax assets. So, for the time being I think it’s going to be pretty low, 3 to 5%.

Sam Denegri - Oppenheimer — Analyst
     Okay. Great. Thanks, guys. Appreciate it.

Operator
     There are no further questions at this time. I would like to turn the floor back over to management for closing comments.

Jerry Rawls - Finisar — Chairman
     Thank you very much and thank you to everybody for tuning in today. We appreciate your interest and we hope to see all of you at our Analyst Day in New York on October the 7th so you all have a good day.

Operator
     Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time, and thank you for your participation.